EXHIBIT 12
                               WHITMAN CORPORATION
                            STATEMENT OF CALCULATION
                    OF THE RATIO OF EARNINGS TO FIXED CHARGES
                          (In millions, except ratios)

                                                   Nine Months
                                               Ended September 30,                         Years Ended December 31,
                                              ---------------------      ----------------------------------------------------------
                                                1998         1997          1997        1996         1995         1994        1993
                                              --------     --------      --------    --------     --------     --------    --------
Earnings:
Income from Continuing Operations
    before Taxes                              $  124.0     $   86.3      $   69.9    $  127.7     $  118.2     $   80.3    $   81.1
Fixed Charges                                     39.0         56.8          75.6        74.4         76.7         72.2        96.4
                                              --------     --------      --------    --------     --------     --------    --------
   Earnings as Adjusted                       $  163.0     $  143.1      $  145.5    $  202.1     $  194.9     $  152.5    $  177.5
                                              ========     ========      ========    ========     ========     ========    ========

Fixed Charges:
Interest Expense                              $   35.1     $   51.9      $   69.0    $   68.2     $   70.3     $   67.0    $   93.0
Preferred Stock Dividend Requirements
    Of Majority Owned Subsidiary                    --          1.2           1.7         1.5          1.4          1.1          --
Portion of Rents Representative of
   Interest Factor                                 3.9          3.7           4.9         4.7          5.0          4.1         3.4
                                              --------     --------      --------    --------     --------     --------    --------
   Fixed Charges                              $   39.0     $   56.8      $   75.6    $   74.4     $   76.7     $   72.2    $   96.4
                                              ========     ========      ========    ========     ========     ========    ========
Ratio of Earnings to
   Fixed Charges*                                  4.2x         2.5x          1.9x        2.7x         2.5x         2.1x        1.8x
                                              ========     ========      ========    ========     ========     ========    ========

* Intercompany interest income from Hussmann and Midas was $1.6 million and $17.9 million for the nine months ended September 30, 1998 and 1997, respectively, and was $23.1 million, $23.7 million, $21.8 million, $20.6 million and $16.2 million for the years ended December 31, 1997, 1996, 1995, 1994 and 1993, respectively. Such amounts are included in income from continuing operations before taxes. If this intercompany interest income had reduced interest expense, thereby reducing fixed charges and earnings as adjusted, the ratio of earnings to fixed charges for the nine months ended
   September 30, 1998 and 1997 and the years ended December 31, 1997, 1996, 1995, 1994 and 1993 would have been 4.3x, 3.2x, 2.3x, 3.5x, 3.2x, 2.6x and
   2.0x, respectively.

   Whitman Corporation recorded special charges of $9.4 million and $39.9 million during the third and fourth quarters of 1997, respectively. Excluding these special charges, the ratio of earnings to fixed charges for the year ended December 31, 1997 and the nine months ended September 30, 1997 would have been 2.6x and 2.7x, respectively. If the fixed charges for 1997 were adjusted for the intercompany interest income noted above, the ratio of earnings to fixed charges would have been 3.3x and 3.5x, respectively.